                                                                     EXHIBIT 5.1


                      [PRESTON, GATES & ELLIS LETTERHEAD]


                                February 8, 1995


Securities and Exchange Commission
Division of Corporate Finance
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:     Microsoft Corporation
                 Registration Statement on Form S-4

Ladies and Gentlemen:

         We have acted as counsel for Microsoft Corporation, a Washington corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") respecting the registration of 28,271,076 shares of common stock, par value $.00005, which will be issued by the Company in connection with the merger of M/I Acquisition Corporation, a wholly-owned subsidiary of the Company, with and into Intuit Inc., a Delaware Corporation.

         In connection with such registration, we have examined such documents, records and matters of law as we have deemed necessary to the rendering of the following opinion. Based upon that review, it is our opinion that the shares of common stock being registered, when issued by the Company, will be validly issued, fully paid, and non-assessable.

         We hereby consent to the filing of this opinion in connection with the Registration Statement and to the reference to us under the caption "Legal Matters" in the Registration Statement and related prospectus.

                                          Very truly yours,

                                          PRESTON GATES & ELLIS



                                          By  /s/ RICHARD B. DODD
                                              Richard B. Dodd

RBD:krd